UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2603 Main Street, Suite 1155, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 6, 2008, BioLargo, Inc. (the “Company”) entered into an agreement (the “Agreement”) pursuant to which Howard Isaacs (the “Consultant”) will provide certain consulting and advisory services to the Company in the areas of shareholder communications, public relations and relations with the investment community generally. The Agreement is on a month-to-month basis until either party terminates it upon 30 days’ prior written notice to the other party.

For the services to be provided by the Consultant, the Company agreed to pay him a consulting fee of: (i) $3,500 per month in cash, (ii) 50,000 shares of our common stock, issued as of the effective date of the Agreement, and (iii) a warrant (the “Consultant’s Warrant”) to purchase 250,000 shares of our common stock, exercisable at $1.00 per share, and which shall expire October 31, 2011. The Consultant’s Warrant shall vest as follows: five (5) equal installments commencing on November 30, 2008 and continuing on each last day of the succeeding four months (each, a “Vesting Date”); provided that no portion of the Consultant’s Warrant shall vest if the Consultant is not, on a Vesting Date, providing services to the Company.

The Agreement also contains various provisions customary for transactions and agreements of this type. The Consultant has also entered into a non-disclosure agreement with the Company.

Item 9.01	Financial Statements and Exhibits

10.1	Consulting Agreement dated as of November 6, 2008 between BioLargo, Inc. and Howard Isaacs

10.2	Form of Warrant issued to Howard Isaacs

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2008	BIOLARGO, INC.

	By:	/s/ Dennis Calvert
Dennis Calvert
Chief Executive Officer